SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Soliciting Material Pursuant to § 240.14a-12

Spark Networks, Inc.

(Name of Registrant as Specified In Its Charter)

JOHN H. LEWIS

OSMIUM PARTNERS, LLC

OSMIUM CAPITAL, LP

OSMIUM CAPITAL II, LP

OSMIUM SPARTAN, LP

OSMIUM DIAMOND, LP

STEPHEN J. DAVIS

MICHAEL J. MCCONNELL

WALTER L. TUREK

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 10, 2014, Osmium Partners, LLC issued the attached open letter to shareholders of Spark Networks, Inc.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY OSMIUM PARTNERS, LLC AND THEIR AFFILIATES FROM THE STOCKHOLDERS OF SPARK NETWORKS, INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SPARK NETWORKS, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED BELOW. EXCEPT AS OTHERWISE DISCLOSED IN THIS SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN SPARK NETWORKS, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF SPARK NETWORKS, INC. AS DISCLOSED BELOW.

PARTICIPANTS

The participants in the solicitation of proxies (the “Participants”) from stockholders of Spark Networks, Inc. (the “Spark Networks” or the “Company”) include the following: (1) Osmium Capital, LP, a Delaware limited partnership (“Fund I”); (2) Osmium Capital II, LP, a Delaware limited partnership (“Fund II”); (3) Osmium Spartan, LP, a Delaware limited partnership (“Fund III”) (4) Osmium Diamond, LP (“Fund IV”, and collectively with Fund I, Fund II, and Fund III, the “Funds”); (5) Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”); (6) John H. Lewis, a United States Citizen (Mr. Lewis, Osmium Partners and the Funds, collectively, the “Osmium Parties”); (7) Stephen J. Davis, a United States citizen; (8) Michael J. McConnell, a United states citizen; and (9) Walter L. Turek, a United States citizen. Messrs. Davis, McConnell and Turek (collectively, the “Stockholder Nominees”) are the director nominees to the Board of Directors of Spark Networks nominated by Mr. Lewis and Osmium Partners in the Nomination Letter dated February 21, 2014, as filed as Exhibit 2 to Schedule 13D/A Amendment No. 2 as filed with the SEC by Osmium Partners, LLC on February 24, 2014.

The principal business address of each of the Participants is c/o Osmium Partners, LLC, 300 Drakes Landing Road #172, Greenbrae, CA 94904.

Osmium Partners serves as the general partner of Fund I, Fund II, Fund III and Fund IV. Mr. Lewis is the controlling member of Osmium Partners. Osmium Partners and Mr. Lewis may be deemed to share with Fund I, Fund II, Fund III and Fund IV (and not with any third party) the power to vote or direct the voting of and to dispose or direct the disposition of the 3,479,309 shares of common stock of the Company (the “Common Stock”) collectively owned by the Funds, as set forth in more detail below. Mr. Lewis, individually, has the power to vote or direct the voting of and to dispose or direct the disposition of 143,564 shares of Common Stock individually owned by him.

The Osmium Parties beneficially own:

(i)	Fund I directly owns 1,304,169 shares of Common Stock representing 5.4% of all of the outstanding shares of Common Stock of the Company.

(ii)	Fund II directly owns 1,578,097 shares of Common Stock representing 6.6% of all of the outstanding shares of Common Stock of the Company.

(iii)	Fund III directly owns 327,743 shares of Common Stock representing 1.4% of all of the outstanding shares of Common Stock of the Company.

(iv)	Fund IV directly owns 269,300 shares of Common Stock representing 1.1% of all of the outstanding shares of Common Stock of the Company.

(v)	Osmium Partners, as the general partner of each of the Funds, may be deemed to beneficially own the 3,479,309 shares of Common Stock held by them, representing 14.5% of all of the outstanding shares of Common Stock of the Company.

(vi)	Mr. Lewis individually owns 143,564 shares of Common Stock representing less than 1% of all of the outstanding shares of Common Stock of the Company. Mr. Lewis may also be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Osmium Partners.

(vii)	Collectively, the Osmium Parties beneficially own 3,622,783 shares of Common Stock representing 15.1% of all of the outstanding shares of Common Stock of the Company.

The Stockholder Nominees, other than Mr. Lewis, beneficially own:

(i)	Mr. McConnell directly owns 95,000 shares of Common Stock representing less than 1% of all of the outstanding shares of Common Stock of the Company.

(ii)	Mr. Turek directly owns 111,750 shares of Common Stock representing less than 1% of all of the outstanding shares of Common Stock of the Company.

(iii)	Mr. Davis does not directly own any shares of Common Stock of the Company.

Collectively, the Participants own 3,829,533 shares, or 16.0% of the outstanding Common Stock of the Company.

The percentages set forth above are based on the 24,001,937 shares of Common Stock outstanding as of December 31, 2013, as reported by the Company in its Press Release filed as Exhibit 99.1 to its Current Report on Form 8-K filed with the SEC on March 5, 2014.

While each of the Stockholder Nominees is a limited partner in one or more of Funds I, II and IV, each of the Stockholder Nominees, other than Mr. Lewis, disclaims beneficial ownership of, and may not be deemed to share with any other Stockholder Nominee or any other Participant, the power to vote or direct the voting of and to dispose or direct the disposition of the shares of Common Stock held by any other Stockholder Nominee or Participant.

None of the Participants share beneficial ownership of any shares of Common Stock beneficially owned by any of the Stockholder Nominees (other than Mr. Lewis). Despite beneficial ownership of shares of Common Stock and being a limited partner in one or more of Funds I, II and Fund IV, each of the Stockholder Nominees (excluding Mr. Lewis) disclaims any membership in any “group” for Section 13 purposes with any of the Reporting Persons.

FOR IMMEDIATE RELEASE

OSMIUM PARTNERS NOMINATES FOUR DIRECTORS TO UNLOCK SHAREHOLDER VALUE AT SPARK NETWORKS

•	Current leadership has delivered eight years of underwhelming performance at Spark Networks.

•	Osmium Partners brings a six point platform to create significant value for all shareholders.

10th March, 2014- Greenbrae, CA - The following is an open letter from Osmium Partners to the shareholders of Spark Networks (LOV).

Dear Fellow Shareholders,

Osmium Partners1 beneficially owns 14.1% of Spark Networks, Inc. (the “Company”) common stock, having purchased our first shares six years ago in 2008, and is the Company’s largest shareholder. For years we have acted as strong shareholder advocates, most notably challenging the $3.10 going private transaction proposed by Great Hill Partners in 2010.2 This letter highlights the prolonged underperformance at Spark Networks and the critical need for significant change in the Company’s Board of Directors. As a result, Osmium has nominated four highly qualified, independent nominees—Stephen J. Davis, John H. Lewis, Michael J. McConnell and Walter L. Turek—for election at the Company’s upcoming 2014 Annual Meeting.

Our interests are directly and strongly aligned with ALL Spark Networks shareholders who are not presently officers or Directors of the Company. Osmium is dedicated to maximizing shareholder value and enhancing corporate governance policies and practices and believes this is best accomplished by seeking to change the Company’s Board of Directors.

Corporate performance since Chairman of the Board, Chief Executive Officer and President Greg Liberman was appointed President on June 15, 20063

	June 15, 2006	March 7, 2014	Percentage change
Total enterprise value	$143.5 million	$100 million	-30.3%

Market capitalization	$153 million	$114.7 million	-25%

Avg. paying subscribers	239,365	292,760	+22.3%

TEV/subscriber	$600	$341	-43.1%

Metrics disclosed	• Segment-specific direct subscriber acquisition cost • Segment-specific monthly subscriber churn	No longer disclosed

Indexed price performance

Russell 2000	$100	$171.6	+71.6%

NASDAQ Composite	$100	$202.2	+102.2%

First Trust Internet Index*	$100	$215.9	+215.9%

Spark Networks	$100	$75	-25%

Source:	Capital IQ, Inc., Google Finance, accessed March 8, 2014.
*Tracked	from June 30, 2006.

The table above illustrates the magnitude to which shareholders have suffered over the last eight years under this Board and management, and its failed strategies. Since the current CEO was appointed President on June 15, 2006, Spark’s market capitalization has declined by 25%, its enterprise value per paid subscriber has dropped by 43.1% and the Company has registered an uninspiring 2.8% compounded annualized growth rate in paid subscribers. These results stand in stark contrast to the industry. For example, Match.com’s subscriber base increased from 1.3 million subscribers in 2006 to 3.4 million in 2013, a 12.8% compounded annual growth rate off of a much higher base.4 InterActiveCorp (IACI) subsidiary Match.com has effectively grown 4.5 times faster than Spark Networks over this time period.

Despite such significant and prolonged underperformance, the Board apparently continues to support the existing management team, most notably awarding the current CEO (Mr. Liberman) Chairmanship of the Board in December 20135 and, more recently, extending his contract and improving its terms only two weeks ago despite having full knowledge of the disappointing Q4 2013 financial results just released.6 While we can only perceive that the Board was impressed with the CEO’s results given they extended his contract, the Company’s shareholders and sell-side analysts were not. Since 2013, shareholders who purchased the 9.76 million shares from Great Hill Partners and the Company at an average cost of $6.15 per share have lost 22% of their investment7 while sell-side analysts were forced to cut their price target by 33% (from a weighted average of $10 to $6.67) the day after Q4 2013 earnings.8

We, the shareholders of Spark Networks, deserve change. The choice is clear: support the current Board and management, who continue to lead the Company in what we believe is the wrong direction as reflected in the valuation of the Company or support change. If elected, our slate of Director Nominees would focus run on the following Action Plan, as we detail further below:

1.	Review the current strategy and historical and current direct marketing investments of Christian Networks and direct the allocation of capital in the best interests of shareholders.

2.	Ensure that management will be held accountable for delivering superior and sustainable corporate performance and tying compensation to both business results and share price performance.

3.	Carefully examine all aspects of the Company’s user experience and appropriate service offerings with respect to competition. We will examine subscriber lifetime values and ensure a strong return on direct marketing investments in relation to subscriber acquisition cost. Our Board would focus on cash flow generation until acceptable and sustainable returns on directing marketing expenditures can be verified.

4.	Provide visible metrics to allow all investors to judge the degree of the Company’s progress and hold the Board accountable for results.

5.	Lead the Company to embrace best practices in corporate governance and remove shareholder unfriendly By-laws.

6.	Evaluate all strategic alternatives to maximize shareholder value.

Osmium has spent considerable time understanding Spark Networks and its competition. The Company operates in the paid online dating industry, which is characterized by at-scale competitors generating significant EBITDA margins with strong organic growth rates. The business model is attractive because subscribers pre-pay for the right to provide content and labor. This leads to a business dynamic where, over time, positive customer experiences drive referrals, win-backs and renewals while strengthening the network effects and reducing the customer acquisition costs. Consequently, industry leaders generate 30% EBITDA margins while smaller competitors generate 20% EBITDA margins.9 Given these dynamics, and current management’s inability to deliver any acceptable sort of return on capital, we think the best course of action, in the near term, is to shrink the business to a point where the Company can reach acceptable EBITDA margins and focus less on management’s desire to consume additional empty calorie revenue.

Action Plan Item 1: Review the current strategy and historical and current direct marketing investments of Christian Networks and direct the allocation of capital in the best interests of shareholders.

During the last four years, the Company has embraced a strategy of heavy direct marketing expenditures in Christian Networks to acquire subscribers, investing, to our knowledge, approximately $113.7 million to generate $93.3 million in revenue. Despite investing 121% of revenue in direct marketing, the Board and management have repeatedly ignored requests to define, monitor and communicate performance metrics supporting this significant investment of shareholder capital.

Action Plan Item 2: Ensure that management will be held accountable for delivering superior and sustainable corporate performance and tying compensation to both business results and share price performance.

The current Board has rewarded management’s underperformance with a generous compensation plan. Unlike shareholders who have seen $1.00 turn into $0.75 over the last eight years, the Company’s top management and Board has collected salary and roughly 1.7 million shares of low-cost options, equaling over $18 million in total compensation.10 Furthermore, management and the Board, despite having long track records at the Company, have little “skin in the game,” owning only 43,600 shares or 0.2% of the Company’s common stock outright (excluding options).11

To hold management accountable, our proposed Board would review all current compensation policies and ensure alignment with investors in a cost-appropriate manner. We are more than happy to reward management but only when we all benefit together.

Action Plan Item 3: Carefully examine all aspects of the Company’s user experience and appropriate service offerings with respect to competition. We will examine subscriber lifetime values and ensure a strong return on direct marketing investments in relation to subscriber acquisition cost. Our Board would focus on cash flow generation until acceptable and sustainable returns on directing marketing expenditures can be verified.

The Company’s business is predicated upon subscriber acquisition costs in relation to lifetime value. As such, it is critical that the Company have appropriate subscription offerings in relation to competitors or the business can quickly find itself at a competitive disadvantage. In the last year, competitors have launched several important, new revenue streams, and the Company has failed to keep pace.

Management claims Christian Networks presents a market opportunity 30 times the size of Jewish Networks,12 implying an addressable market of roughly 2.5 million subscribers. Christian Networks’ current active paid subscriber base totals 192,349, or just 7.7% of this total addressable market, and yet, to our astonishment, on the March 5, 2014 conference call, management announced a decline in its subscriber base and revenue.13 Current and prospective shareholders are left with little more than a series of question marks, unable to determine if the current strategy is creating value for shareholders. This is critical because the Company’s corporate history is littered with failed ventures such as JPix, American Singles, and Kizmeet, as well as businesses that have little impact on value creation such as HurryDate.

Action Plan Item 4: Provide visible metrics to allow all investors to judge the degree of the Company’s progress and hold the Board accountable for results.

While it is the role of management to run the Company, one of the Board’s fundamental responsibilities is to ensure that capital allocation decisions are being made properly in the long-term interests of its shareholders. If elected, our proposed nominees would undertake an immediate review of key investments to ensure that they are earning a return on investment appropriate to the risk of building a business alongside the stable cash flows of Jewish Networks. While analyzing these investments, our Directors would simultaneously work with management to design clear metrics to measure performance and share these appropriately with all shareholders to judge progress. Given the results to date, it is no longer acceptable to invest tens of millions of dollars in Christian Networks while asking shareholders to “trust” management and the Board.

Action Plan Item 5: Lead the Company to embrace best practices in corporate governance and remove shareholder unfriendly By-laws.

In the past few months, we have become deeply concerned about a number of issues at Spark Networks. In order to address our concerns, we sought Board representation. The nomination process did not go as Mr. Liberman described in his recent letter, which (in our view) was rife with mischaracterizations.14 After considerable thought, we decided the only path forward to realize shareholder value for all shareholders was to nominate four extremely qualified nominees for election at the Company’s 2014 annual meeting.15 To ensure proper corporate governance, we also proposed changes to the articles and By-laws of the Company in our initial filing. If adopted, we believe these changes would ensure that management and the Board, including our Directors, if elected, would be more accountable to all shareholders.

Action Plan Item 6: Evaluate all strategic alternatives to maximize shareholder value.

We believe Spark Networks today trades at a fraction of what it is truly worth. Although it may be a challenge to value Spark Networks, sell-side analysts value Match.com’s subscribers at $930 to $1,014 each.16 In contrast, Spark Networks subscribers are currently being valued at only $341 per subscriber.

Spark Networks’ industry leading Jewish Networks brand has 87% contribution margins, which comes to $267 in contribution per subscriber per year.17 In the hands of a strategic buyer, the vast majority of the contribution dollars would fall to EBITDA. Based on recent M&A activity and comps,18 we believe Christian Networks subscribers could be valued at $650-750 per subscriber. Therefore, it is our belief that it is not unreasonable to value Spark Networks at 6 times Jewish Networks contribution dollars or $1,560 per subscriber plus Christian Networks at $650-750 per subscriber, which would imply a strategic buyer paying in the $10-12 per share range versus the current $4.78. We feel that this discount and wholesale loss in confidence is a reflection of years of mismanagement, lackluster corporate performance, poor governance, and a continued unwillingness to share key operating metrics with the investor base. To close this discount, we believe that shareholder voices should be heard promptly and one must challenge any attempts by the current Board and management to further entrench themselves.

If properly led by a highly motivated Board of Directors, we believe Spark Networks can be worth much more than the current market price. We expect to share our thoughts going forward with fellow shareholders.

Sincerely,

John H. Lewis

Contact: John H. Lewis

Osmium Partners, LLC

(415) 785-4044

jl@osmiumpartners.com

ABOUT US

Osmium Partners is a strategic, long-term oriented, value fund based in Greenbrae, California. Our main circle of competence in the past 11 years has been public market value realization of undervalued, small capitalization companies in the US equity markets. We typically work behind-the-scenes by providing management with strategic advice to unlock value. As engaged owners, we have consistently acted in the best interest of the entire shareholder base and strive towards the highest standards of accountability and fiduciary responsibility. We have established a track record of success and a strong reputation because we help a company’s management have a laser-like focus on strategy, execution, accountability and communicating their progress with shareholders every step of the way.

Stephen J. Davis is a leader in investing in and guiding software/SaaS, Internet and business services companies, driving top line growth organically, via operational improvement and by acquisitions. He is currently a Partner at Banneker Partners, a San Francisco-based private equity firm which focuses on investments in public and private software, internet and business services companies. Mr. Davis has served on the Board of Genesys Telecommunications Laboratories, Inc. and StatusPath. Additionally, Mr. Davis has served on the Board of Advisors of Rocket Lawyer and as a Board Observer to Ancestry.com. Mr. Davis received a B.A. in Economics from Carleton College and JD and MBA degrees from Columbia University, where he graduated with Beta Gamma Sigma honors.

An investor in the Company for almost 6 years, John H. Lewis couples knowledge of internet, consumer-based subscription businesses with considerable experience in capital allocation, finance, and realizing value in publicly traded companies. Mr. Lewis is a Founder and Managing Partner of Osmium Partners, a Greenbrae-based value investment firm. Prior to founding Osmium Partners in 2002, Mr. Lewis was Director of Research at Retzer Capital, a Wisconsin-based hedge fund. From 1999 to 2001, he was an Equity Research Analyst at Heartland Funds, a mutual fund with over $2 billion under management. Mr. Lewis received a BA from the University of Maryland (1996), and an MBA from the University of San Francisco (1999).

Michael J. McConnell has had a distinguished career as an investor, operator and director. Most recently, from 2009 to 2012, he served as the Chief Executive Officer of Collectors Universe, Inc., a NASDAQ-listed company. During his tenure, shareholder value increased over 600 percent as a result of a corporate restructuring and redefined strategy. From 1994 to 2007, he led a $1.2 billion direct investment fund at Shamrock Capital Advisors. Additionally, Mr. McConnell has served on numerous public and private company Boards in all significant Board capacities, Redflex Holdings, Ltd, Collectors Universe, Inc., Ansell Limited, Nuplex Industries, Neo Technology Ventures, and Port-Link Logistics International. Mr. McConnell received his BA in economics from Harvard University in 1988 and his MBA degree (Shermet Scholar) from the Darden School of the University of Virginia in 1994.

Walter L. Turek has had a long and distinguished career as both, a high level domestic and international sales and marketing executive, as well as a director and founder of numerous private and public solutions providers and software companies. He has served as the Executive Chairman of Ascentis Corporation and on the Board of Directors of Greenway Medical Technologies (formerly NYSE: GWAY), Mykonos Software and BlueTie.com. Until June 2009, Mr. Turek served as an officer and Senior Vice President of Sales and Marketing for Paychex, Inc. (NASDAQ: PAYX), where he oversaw a sales force of over 2,000 and revenues grew from $10 million to $2 billion as the company’s market cap expanded to $13 billion.

DISCLAIMER

CERTAIN FACTUAL AND STATISTICAL (BOTH HISTORICAL AND PROJECTED) INDUSTRY AND MARKET DATA AND OTHER INFORMATION CONTAINED HEREIN WAS OBTAINED BY OSMIUM PARTNERS FROM INDEPENDENT, THIRD-PARTY SOURCES THAT IT DEEMS TO BE RELIABLE. HOWEVER, OSMIUM PARTNERS HAS NOT INDEPENDENTLY VERIFIED ANY OF SUCH DATA OR OTHER INFORMATION, OR THE REASONABLENESS OF THE ASSUMPTIONS UPON WHICH SUCH DATA AND OTHER INFORMATION WAS BASED, AND THERE CAN BE NO ASSURANCE AS TO THE ACCURACY OF SUCH DATA AND OTHER INFORMATION. FURTHER, MANY OF THE STATEMENTS AND ASSERTIONS CONTAINED HEREIN REFLECT THE BELIEF OF OSMIUM PARTNERS, WHICH BELIEF MAY BE BASED IN WHOLE OR IN PART ON SUCH DATA AND OTHER INFORMATION. OSMIUM PARTNERS RECOGNIZES THAT THERE MAY BE CONFIDENTIAL OR OTHERWISE NON-PUBLIC INFORMATION IN THE POSSESSION OF THE COMPANIES DISCUSSED IN THIS LETTER THAT COULD LEAD THESE COMPANIES OR OTHERS TO DISAGREE WITH OSMIUM PARTNERS’ CONCLUSIONS.

[1]	The holdings of Osmium Partners, LLC include the holdings of each of its funds, Osmium Capital, LP, Osmium Capital II, LP, Osmium Spartan, LP, and Osmium Diamond, LP, and the holdings of John H. Lewis, managing member of Osmium Partners.
[2]	Osmium Partners, Schedule 13D, filed with the SEC on March 9, 2010; Osmium Partners, Schedule 13D/A, filed with the SEC on August 2, 2010.
[3]	Spark Networks, plc, Current Report on Form 8-K, filed with the SEC on June 19, 2006.
[4]	IAC/InterActiveCorp, Annual Report for the year ended December 2013 on Form 10-K, filed with the SEC on February 26, 2014.
[5]	Spark Networks, Inc., Current Report on Form 8-K, filed with the SEC on December 17, 2014.
[6]	Spark Networks, Inc., Current Report on Form 8-K, filed with the SEC on February 18, 2014.
[7]	“Spark Networks(R) Announces Pricing of Offering of 5,710,000 Shares of Common Stock,” Spark Networks, Inc. press release (Beverly Hills, CA, May 2, 2013); “Spark Networks Announces Pricing Of Secondary Public Offering Of Common Stock,” Spark Networks, Inc. press release (Los Angeles, CA, November 20, 2013).
[8]	Stifel, Nicolaus & Company, Inc., “4Q Results Good; Outlook Better Than It Looks; Remember the Goal; Buy,” March 6, 2014; William Blair & Company, LLC, “Spark Networks (Market Perform): Solid Quarterly Results; Downgrading Due to Surprising Declining Christian Networks Subscriber Base,” March 6, 2014; “Canaccord Genuity Downgrades Spark Networks (LOV) to Hold,” StreetInsider.com, March 6, 2014.
[9]	Edwards, Jeremy, “Dating game: With increasing internet penetration, online dating is on the rise,” IBISWorld Inc., September, 2013.

[10]	Spark Networks, Inc., Schedules 14A filed with the SEC on April 2, 2013, April 24, 2012, April 27, 2011, April 28, 2010, April 29, 2009, and November 25, 2008.
[11]	Spark Networks, Inc., Schedule 14A filed with the SEC on April 2, 2013.
[12]	Spark Networks, Inc., Investor Presentation Q3 2013: Page 14, via Spark Networks Investor Relations, accessed March 2014.
[13]	Spark Networks, Inc., Transcript of Q4 2013 Earnings Call March 05, 2014, via Capital IQ, Inc., accessed March 2014.
[14]	Spark Networks, Inc., Current Report on Form 8-K filed with the SEC on February 28, 2014.
[15]	Osmium Partners, Schedule 13D/A, filed with the SEC on February 24, 2014.
[16]	Bank of America Merrill Lynch, “IAC InterActive Another Google hit to Ask but Match continues to shine,” October 30, 2013; Oppenheimer & Co. Inc., “IAC/InterActive Corp Structural Weakness in Search Should Be a Catalyst for Reorganization,” October 30, 2013.
[17]	Based on revenues, contribution and average paying subscribers reported for 2013 for Jewish Networks; Spark Networks, Inc., Fourth Quarter Earnings Release, Current Report on Form 8-K, filed with the SEC on March 5, 2014.
[18]	Based on Osmium estimates, Match.com’s acquisition of Meetic (2011); Permira’s acquisition of Ancestry.com (2012).

The analyses provided may include certain statements, assumptions, estimates and projections prepared with respect to, among other things, the historical and anticipated operating performance of the companies. Such statements, assumptions, estimates, and projections reflect various assumptions by Osmium Partners concerning anticipated results that are inherently subject to significant economic, competitive, and other uncertainties and contingencies and have been included solely for illustrative purposes. No representations, express or implied, are made as to the accuracy or completeness of such statements, assumptions, estimates or projections or with respect to any other materials herein. Actual results may vary materially from the estimates and projected results contained herein. Osmium Partners disclaims any obligation to update this letter.

Funds and separately managed accounts managed by Osmium Partners own Spark Networks common stock. Osmium Partners manages funds that are in the business of actively trading – buying and selling – securities and other financial instruments. Osmium Partners in the future may change its investment position in Spark Networks and possibly increase, decrease, dispose of, or change the form of its investment for any or no reason.

This letter should not be considered a recommendation to buy, sell, or hold any investment. In addition, this letter is neither an offer to purchase nor a solicitation of an offer to sell any securities of Spark Networks or any of the other companies mentioned in this letter.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY OSMIUM PARTNERS, LLC AND THEIR AFFILIATES FROM THE STOCKHOLDERS OF SPARK NETWORKS, INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SPARK NETWORKS, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED BELOW. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A FILED BY OSMIUM PARTNERS, LLC, THE PARTICIPANTS HAVE NO INTEREST IN SPARK NETWORKS, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF SPARK NETWORKS, INC. AS DISCLOSED BELOW.

PARTICIPANTS

The participants in the solicitation of proxies (the “Participants”) from stockholders of Spark Networks, Inc. (the “Spark Networks” or the “Company”) include the following: (1) Osmium Capital, LP, a Delaware limited partnership (“Fund I”); (2) Osmium Capital II, LP, a Delaware limited partnership (“Fund II”); (3) Osmium Spartan, LP, a Delaware limited partnership (“Fund III”) (4) Osmium Diamond, LP (“Fund IV”, and collectively with Fund I, Fund II, and Fund III, the “Funds”); (5) Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”); (6) John H. Lewis, a United States Citizen (Mr. Lewis, Osmium Partners and the Funds, collectively, the “Osmium Parties”); (7) Stephen J. Davis, a United States citizen; (8) Michael J. McConnell, a United states citizen; and (9) Walter L. Turek, a United States citizen. Messrs. Davis, McConnell and Turek (collectively, the “Stockholder Nominees”) are the director nominees to the Board of Directors of Spark Networks nominated by Mr. Lewis and Osmium Partners in the Nomination Letter dated February 21, 2014, as filed as Exhibit 2 to Schedule 13D/A Amendment No. 2 as filed with the SEC by Osmium Partners, LLC on February 24, 2014.

The principal business address of each of the Participants is c/o Osmium Partners, LLC, 300 Drakes Landing Road #172, Greenbrae, CA 94904.

Osmium Partners serves as the general partner of Fund I, Fund II, Fund III and Fund IV. Mr. Lewis is the controlling member of Osmium Partners. Osmium Partners and Mr. Lewis may be deemed to share with Fund I, Fund II, Fund III and Fund IV (and not with any third party) the power to vote or direct the voting of and to dispose or direct the disposition of the 3,479,309 shares of common stock of the Company (the “Common Stock”) collectively owned by the Funds, as set forth in more detail below. Mr. Lewis, individually, has the power to vote or direct the voting of and to dispose or direct the disposition of 143,564 shares of Common Stock individually owned by him.

The Osmium Parties beneficially own:

(i)	Fund I directly owns 1,304,169 shares of Common Stock representing 5.4% of all of the outstanding shares of Common Stock of the Company.

(ii)	Fund II directly owns 1,578,097 shares of Common Stock representing 6.6% of all of the outstanding shares of Common Stock of the Company.

(iii)	Fund III directly owns 327,743 shares of Common Stock representing 1.4% of all of the outstanding shares of Common Stock of the Company.

(iv)	Fund IV directly owns 269,300 shares of Common Stock representing 1.1% of all of the outstanding shares of Common Stock of the Company.

(v)	Osmium Partners, as the general partner of each of the Funds, may be deemed to beneficially own the 3,479,309 shares of Common Stock held by them, representing 14.5% of all of the outstanding shares of Common Stock of the Company.

(vi)	Mr. Lewis individually owns 143,564 shares of Common Stock representing less than 1% of all of the outstanding shares of Common Stock of the Company. Mr. Lewis may also be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Osmium Partners.

(vii)	Collectively, the Osmium Parties beneficially own 3,622,783 shares of Common Stock representing 15.1% of all of the outstanding shares of Common Stock of the Company.

The Stockholder Nominees, other than Mr. Lewis, beneficially own:

(i)	Mr. McConnell directly owns 95,000 shares of Common Stock representing less than 1% of all of the outstanding shares of Common Stock of the Company.

(ii)	Mr. Turek directly owns 111,750 shares of Common Stock representing less than 1% of all of the outstanding shares of Common Stock of the Company.

(iii)	Mr. Davis does not directly own any shares of Common Stock of the Company.

Collectively, the Participants own 3,829,533 shares, or 16.0% of the outstanding Common Stock of the Company.

The percentages set forth above are based on the 24,001,937 shares of Common Stock outstanding as of December 31, 2013, as reported by the Company in its Press Release filed as Exhibit 99.1 to its Current Report on Form 8-K filed with the SEC on March 5, 2014.

While each of the Stockholder Nominees is a limited partner in one or more of Funds I, II and IV, each of the Stockholder Nominees, other than Mr. Lewis, disclaims beneficial ownership of, and may not be deemed to share with any other Stockholder Nominee or any other Participant, the power to vote or direct the voting of and to dispose or direct the disposition of the shares of Common Stock held by any other Stockholder Nominee or Participant.

None of the Participants share beneficial ownership of any shares of Common Stock beneficially owned by any of the Stockholder Nominees (other than Mr. Lewis). Despite beneficial ownership of shares of Common Stock and being a limited partner in one or more of Funds I, II and Fund IV, each of the Stockholder Nominees (excluding Mr. Lewis) disclaims any membership in any “group” for Section 13 purposes with any of the Reporting Persons.